Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-165608 on Form S-3 of our reports dated February 25, 2011, relating to the consolidated financial statements of Ally Financial Inc. and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the Ally Financial Inc. Annual Report on Form 10-K for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Detroit, Michigan

February 25, 2011